Exhibit 99.1

Turtle Beach Appoints Terry Jimenez to the Board of Directors

Experienced Leader Brings Business and Financial Expertise

Four New Independent Directors Appointed Since May 2022 in Furtherance of Agreement with Donerail and Continuing Company’s Longstanding Commitment to Board Refreshment

WHITE PLAINS, N.Y., – October 26, 2022 – Leading gaming accessory maker Turtle Beach (Nasdaq: HEAR) (“Turtle Beach” or the “Company”), today announced the appointment of Terry Jimenez to the Company’s Board of Directors. Mr. Jimenez will also join the Board’s Nominating and Governance Committee.

Mr. Jimenez most recently served as Chief Executive Officer, President and board member at Tribune Publishing Company, a media company, and previously served as Chief Financial Officer. Prior to Tribune Publishing, Mr. Jimenez was a Partner for IBM’s Global Services Division where he supported worldwide dealmaking and previously had operational and financial leadership roles in media and McDonald’s Corporation. Mr. Jimenez currently serves on the Boards of Ronald McDonald House Charities of Chicagoland/NW Indiana and Northern Illinois University College of Business and previously served as Chairman of the Board at BestReviews (a digital commerce and marketing company).

“We are pleased to welcome Terry to the Turtle Beach Board of Directors,” said Juergen Stark, Chairman of the Board and CEO, Turtle Beach Corporation. “Terry is an accomplished leader with meaningful public company expertise and 30 years of business and financial experience. We are excited to leverage his insights and perspectives as we continue to design innovative, best-in-class products that take gaming to the next level.”

“I am honored to join the Board at such an important time for Turtle Beach,” said Mr. Jimenez. “Turtle Beach has pioneered the way for high-quality gaming audio, and I believe the Company is uniquely positioned to deliver on its mission to help gamers play their best at every level. I look forward to collaborating with the entire Board and management team to help Turtle Beach achieve its goals and deliver long-term value to shareholders.”

The Company also announced today that Kelly Thompson has voluntarily resigned from Turtle Beach’s Board of Directors. Mr. Jimenez’s appointment and Ms. Thompson’s resignation are in furtherance of the commitments that the Company made to The Donerail Group LP and other shareholders in the May 2022 Cooperation Agreement.

“I want to express my sincere thanks to Kelly for her leadership and commitment to Turtle Beach,” Stark continued. “Kelly’s extensive knowledge of retail and her unique perspective during a time of significant expansion at the Company was deeply valuable, and we are grateful for her many contributions.”

With the changes announced today, the Turtle Beach Board comprises eight directors, seven of whom are independent and four of whom have joined in the last year. Mr. Jimenez’s appointment follows the previously announced conclusion of the Company’s Strategic Review Process and the subsequent dissolution of the committee overseeing that process. The full Board will resume responsibility for evaluating value-enhancing strategic opportunities and remains committed, alongside management, to driving value for shareholders.

About Turtle Beach Corporation

Turtle Beach Corporation (corp.turtlebeach.com) is one of the world’s leading gaming accessory providers. The Company’s namesake Turtle Beach brand (www.turtlebeach.com) is known for designing high-quality, comfort-driven headsets for all gamers. Innovation, first-to-market features, a broad range of products for every type of gamer, and top-rated customer support have made Turtle Beach a fan-favorite brand and the market leader in console gaming audio for over a decade. In 2021, Turtle Beach expanded the best-selling brand beyond headsets and successfully launched the first of its groundbreaking game controllers and gaming simulation accessories. Turtle Beach’s ROCCAT brand (www.roccat.com) combines detail-loving German innovation with a genuine passion for designing the best PC gaming products, including award-winning keyboards, mice, headsets, mousepads, and other PC accessories. Turtle Beach’s Neat Microphones brand (www.neatmic.com) creates high-quality USB and analog microphones for gamers, streamers, professionals and students that embrace cutting-edge technology and design. Turtle Beach’s shares are traded on the Nasdaq Exchange under the symbol: HEAR.

Investor Information:
Cody Slach or Alex Thompson
Gateway Investor Relations
949.574.3860
hear@gatewayir.com

Public Relations & Media:
MacLean Marshall
Sr. Director, Public Relations &
Brand Communications
Turtle Beach Corporation
858.914.5093
maclean.marshall@turtlebeach.com